Exhibit 10

GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

AMENDED AND RESTATED AGREEMENT

AMENDED AND RESTATED AGREEMENT (the “Agreement”) dated October 29, 2009, by and between GENERAL ELECTRIC COMPANY, a New York corporation (“GE”) and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE CAPITAL”).

WITNESSETH:

WHEREAS, GE owns indirectly all of the outstanding common stock of GE Capital;

WHEREAS, GE and GE Capital consider it to be in their respective best interests that the ratio of earnings to fixed charges of GE Capital and consolidated affiliates be not less than 1.10 for each GE Capital fiscal year; and

WHEREAS, GE and GE Capital wish to amend and restate an agreement entered into on March 28, 1991.

NOW, THEREFORE, in consideration of the foregoing, the mutual advantage and benefit of the parties hereto and other good and valuable consideration, the parties hereto hereby agree as follows:

1.
GE shall make income maintenance payments to GE Capital, constituting additions to the pre-tax income of GE Capital, to the extent that such payments are necessary to cause the ratio of earnings to fixed charges of GE Capital and consolidated affiliates (determined on a consolidated basis and in accordance with present SEC regulations) to be not less than 1.10 for the period, as a single aggregation, of each GE Capital fiscal year commencing with the GE Capital fiscal year ending December 31, 1991.

2.
This Agreement may not be amended in a manner adverse to GE Capital unless (a) holders of not less than 50.1% of the aggregate principal amount of senior unsecured debt securities (with an original stated maturity in excess of 270 days) issued, or guaranteed, by GE Capital and outstanding at the time of such proposed amendment, consent to the amendment, or (b) the amendment does not result in a downgrade of GE Capital’s long-term ratings at the time of such amendment (as determined by each of Moody’s Investor Service, Inc. and Standard and Poors, a division of the McGraw-Hill Companies).

3.
This Agreement is not, and nothing herein contained and nothing done pursuant hereto by GE shall be deemed to constitute, a guaranty by GE of the payment of any indebtedness, obligation or liability of any kind or character whatsoever of GE Capital or any of GE Capital’s direct or indirect subsidiaries.

4.
This Agreement may be terminated by five years’ prior written notice thereof given by either party to the other and shall terminate on the date which is the fifth anniversary of the date of such notice of termination.  Upon such termination of this Agreement, no further obligation on the part of GE shall thereafter arise hereunder to make any income maintenance payment to GE Capital.

5.	This Agreement shall be governed by the laws of the State of New York.

6.	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

(1)

GENERAL ELECTRIC COMPANY

By:      /s/ Keith S. Sherin

Name:  Keith S. Sherin

Title:    Vice Chairman and Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION

By:       /s/ Michael A. Neal

Name:  Michael A. Neal

Title:  Chairman, President and Chief Executive Officer

(2)